SCHEDULE A

            TO THE AMENDED AND RESTATED SUB-ADMINISTRATION AGREEMENT

                            DATED AS OF JUNE 17, 2008

                                     BETWEEN

                        TURNER INVESTMENT PARTNERS, INC.

                                       AND

                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:       This Agreement shall apply to all Portfolios and all classes of Turner Funds ("the Trust"), either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the "Portfolios"):



                         Turner Concentrated Growth Fund
                            Turner Core Growth Fund
                          Turner Emerging Growth Fund
                          Turner Large Cap Growth Fund
                           Turner Midcap Growth Fund
                           Turner New Enterprise Fund
                          Turner Small Cap Growth Fund
                     Turner International Core Growth Fund
                           Turner Mid Cap Equity Fund
                     Turner Quantitative Broad Market Fund
                          Turner Small Cap Equity Fund
                    Turner Quantitative Large Cap Value Fund
                              Turner Spectrum Fund

Fees: Pursuant to Article 3 the Administrator shall pay the Sub-Administrator compensation for services rendered to the Portfolios equal to the greater of: (i) an annual rate of .035% on the first $3.5 billion of assets; .0325% on the next $6.5 billion of assets, and .0175% on all assets over $10 billion. The fees are calculated daily per Portfolio and paid monthly, or a Trust level minimum equal to $70,000 annually per each Portfolio, and a $15,000 annual minimum administration fee for additional share classes. The fees are calculated daily and paid monthly.

Term: This Agreement shall remain in effect until October 1, 2010 (the "Initial Term") and thereafter shall automatically renew for successive two year terms (each, a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 5 hereof.

                               [END OF SCHEDULE A]